Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of February 16, 2011, by and between Harry J. Mullany III (“Executive”) and ServiceMaster Global Holdings, Inc., a Delaware corporation (“ServiceMaster” or the “Company”).

WHEREAS, ServiceMaster desires to employ Executive as the Chief Executive Officer (“CEO”) of ServiceMaster and as a member of ServiceMaster’s Board of Directors (the “Board”), and Executive desires to be employed by ServiceMaster in such capacities, in each case pursuant to the terms and conditions of this Agreement.

WHEREAS, ServiceMaster and Executive intend hereby to set forth the terms and conditions upon which Executive shall be employed in such capacities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.             Defined Terms.  Any capitalized terms which are not defined within this Agreement are defined in Exhibit A hereto attached.

2.             Term.  ServiceMaster shall employ Executive, and Executive agrees to be employed by ServiceMaster, in each case, subject to the terms and conditions of this Agreement, for the period commencing on February 22, 2011 (the “Effective Date”) and continuing through and including the earliest of the effective date of Executive’s termination of employment (“Date of Termination”), the date of Executive’s death, and the third anniversary of the Effective Date (the “Term”); provided that the Term shall automatically be extended by one year effective upon the third anniversary of the Effective Date and each anniversary thereafter until such date as either the Company or Executive shall have terminated such automatic extension provision by giving written notice to the other at least sixty (60) days prior to the end of the initial Term or any extension thereof.

3.             Duties.  Commencing on March 31, 2011 (the “Succession Date”), continuing during the Term, and subject to the powers, authorities and responsibilities vested in the Board and committees of the Board, Executive shall (a) have the authorities and responsibilities consistent with his experience and training and position as the CEO of ServiceMaster; (b)  report directly to the Board; (c) serve as a member of the Board; and (d) serve as CEO of The ServiceMaster Company, and as an officer or director of such other of the Company’s subsidiaries as may be requested by the Board from time to time.  During the period from the Effective Date to the Succession Date, Executive shall (x) be employed by the Company in a transitional role designed by the Chairman of the

Board to facilitate the smooth transfer of executive responsibilities to Executive as of the Succession Date; and (y) report to the Board.

4.             Obligations of ServiceMaster During the Term.  ServiceMaster shall provide the following to Executive during the Term:

(a)               Salary.  ServiceMaster shall pay Executive a base salary (“Base Salary”) at an annual rate of at least $1,000,000, payable in accordance with the payroll practices of The ServiceMaster Company, a Delaware corporation and the primary operating subsidiary of ServiceMaster.  If Executive’s Base Salary is increased during the Term, it may not thereafter be decreased without the written consent of Executive.

(b)               Signing Bonus.  Not later than the first payroll date following the Effective Date, Executive shall be paid a cash bonus of $1,750,000 (the “Signing Bonus”).  The Signing Bonus shall be subject to repayment as follows:  (i) if Executive voluntarily terminates his employment without Good Reason prior to the six-month anniversary of the Effective Date (the “Initial Period”), Executive shall repay the Signing Bonus to the Company within five business days following the Date of Termination; and (ii) if Executive voluntarily terminates his employment without Good Reason following the Initial Period but prior to the first anniversary of the Effective Date, Executive shall repay one-half of the Signing Bonus to the Company within five business days following the Date of Termination.  To the extent permitted by applicable law, the Company may offset any amounts owed pursuant to this Section 4(b) against any amounts payable to Executive by the Company or any of its affiliates at the time that any such repayment is due and owing.

(c)               Annual Bonus.

(1)           Generally.  Executive shall be eligible to participate in The ServiceMaster Company’s Annual Bonus Plan (or any successor plan) in respect of each fiscal year of The ServiceMaster Company on at least the same terms and conditions as other executive officers of ServiceMaster and The ServiceMaster Company; provided that Executive’s annual bonus opportunity payable at achievement of “target” levels shall be not less than 100 percent of Base Salary, it being understood that the actual amount payable and the performance metrics, weighting, and thresholds applicable to Executive shall be determined in accordance with The ServiceMaster Company’s Annual Bonus Plan as adopted and administered by the Compensation Committee of the Board (the “Compensation Committee”).  Any amount payable pursuant to this Section 4(c)(1) shall be paid when paid to other executive officers of ServiceMaster and The ServiceMaster Company, but in no event later than March 15 of the year following the year in respect of which it was earned.

(2)           2011 Performance Year.  Notwithstanding Section 4(c)(1), in no event shall Executive’s annual bonus for the 2011 performance year be less than $500,000 (the “2011 Minimum Bonus”), payable not later than December 31, 2011; provided, however, that the Company shall prepay to Executive the 2011 Minimum Bonus if Executive so requests.  If Executive voluntarily terminates his employment without Good Reason prior to the date on which annual bonuses for the 2011 performance year are paid to other executive officers of ServiceMaster and The ServiceMaster Company, then Executive shall repay the 2011 Minimum Bonus to the Company within five business days following the Date of Termination.  To the extent permitted by applicable law, the Company may offset any amounts owed pursuant to this Section 4(c)(2) against any amounts payable to Executive by the Company or any of its affiliates at the time that any such repayment is due and owing.

(d)               Benefits.  Executive shall be entitled to those employee benefits and perquisites which The ServiceMaster Company from time to time generally makes available to its executive officers (“Benefits”) subject to the terms and conditions of such benefit plans or programs.  The Benefits shall include, without limitation, medical insurance, dental insurance, life insurance, vision insurance, flexible spending or similar account, four weeks of paid annual vacation, participation in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”), participation in the Company’s deferred compensation plan and such other benefits, as the Board or Compensation Committee may determine from time to time.  To the extent that, by reason of the normal operation of the plans providing medical Benefits, Executive will not be able to receive medical coverage as of the Effective Date, the Company will reimburse Executive for COBRA continuation coverage from his prior employer for the period between the Effective Date and the commencement of such coverage.

(e)               Automobile Allowance.  Executive shall be entitled to an automobile allowance of not more than $15,000 per year, payable in accordance with Company policy.

(f)                Commuting Expenses.  Executive shall receive up to $85,000 in each of 2011 and 2012 to reimburse commuting expenses pending his relocation.

(g)               Reimbursement of Other Expenses.  Executive shall be reimbursed for all proper and reasonable expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies of ServiceMaster and The ServiceMaster Company.  Executive shall also qualify for The ServiceMaster Company’s relocation program and shall be provided with reimbursement of his relocation expenses, including a tax gross-up for reimbursed relocation expenses, in accordance with the terms and conditions of that program.

5.             Equity-Based Compensation.  Executive shall be granted the following equity-based compensation:

(a)               Share Purchase.

(1)           Initial Investment.  Upon Executive’s commencement of employment, the Company shall sell, and Executive shall purchase, an aggregate amount of $1.9 million of shares of the common stock of the Company, par value $.01 per share (the “Common Stock”), at the then-current fair market value (the “Fair Market Value”) as determined by the Board (the “Initial Per Share Price”) pursuant to the ServiceMaster Global Holdings, Inc. Stock Incentive Plan (the “Stock Incentive Plan”) (the shares so purchased, the “Initial Shares”).

(2)           Subsequent Purchases.  Executive may, in his discretion, elect to purchase additional shares of Common Stock from the Company at their then-current Fair Market Value (as most recently determined by the Board) on the first and second anniversaries of the Effective Date, up to an aggregate purchase price of $1.1 million (collectively, the “Additional Shares”).  If Executive elects to purchase Additional Shares, the Company shall sell the Additional Shares to Executive.

(3)           Terms and Conditions.  The terms and conditions of Executive’s purchase of any shares of Common Stock shall be evidenced by a separate Employee Stock Subscription Agreement, substantially in the form attached hereto as Exhibit B, to be entered into between the Company and Executive (the “Employee Stock Subscription Agreement”), as supplemented by the terms and conditions of this Agreement.

(b)               Restricted Stock Units.

(1)           Initial Investment.  Effective as of the closing of the purchase of the Initial Shares pursuant to Section 5(a)(1), the Company shall grant Executive a number of restricted stock units under the Stock Incentive Plan having an aggregate Fair Market Value (determined by reference to the shares of Common Stock underlying such restricted stock units) equal to one-half of the aggregate purchase price of the Initial Shares (the “Initial RSUs”).  The Initial RSUs shall vest, subject to Executive’s continued employment with the Company, in three annual installments at a rate of one-third per year on each of the first three anniversaries of the Effective Date.

(2)           Subsequent Purchases.  Effective as of the closings of the purchase of any Additional Shares pursuant to Section 5(a)(2), the Company shall grant to Executive a number of restricted stock units under the Stock Incentive Plan having an aggregate Fair Market Value (determined by reference to the shares of

Common Stock underlying such restricted stock units) equal to one-half of the aggregate purchase price of any Additional Shares purchased by Executive (collectively, the “Additional RSUs,” and along with the Initial RSUs, the “RSUs”).  The Additional RSUs shall vest, subject to Executive’s continued employment with the Company, in three annual installments at a rate of one-third per year on each of the first three anniversaries of the purchase date of the related Additional Shares.

(3)           Terms and Conditions. The terms and conditions of the RSUs (including, but not limited to, the vesting conditions) shall be set forth in a separate Employee Restricted Stock Unit Agreement substantially in the form attached hereto as Exhibit C, to be entered into between the Company and Executive (the “RSU Agreement”) and will be subject to the terms and provisions of the Stock Incentive Plan and Employee Stock Subscription Agreement.

(c)               Matching Stock Options.

(1)           Initial Investment. Effective as of the closing of the purchase of the Initial Shares pursuant to Section 5(a)(1), the Company shall grant Executive non-qualified stock options under the Stock Incentive Plan to purchase the number of shares of Common Stock equal to five times the number of Initial Shares so purchased (the “Initial Matching Options”).  The Initial Matching Options will vest, subject to Executive’s continued employment with the Company, in four annual installments at a rate of one-fourth per year on each of the first four anniversaries of the Effective Date.  The exercise price per share of Common Stock covered by the Initial Matching Options shall be equal to the Initial Per Share Price.

(2)           Subsequent Purchases.  Effective as of the closings of the purchase of any Additional Shares pursuant to Section 5(a)(2), the Company shall grant to Executive non-qualified stock options under the Stock Incentive Plan to purchase the number of shares of Common Stock equal to five times the number of Additional Shares, if any (the “Additional Matching Options,” and along with the Initial Matching Options, the “Matching Options”).  The Additional Matching Options shall vest, subject to Executive’s continued employment with the Company, in four annual installments at a rate of one-fourth per year on each of the first four anniversaries of the purchase date of the related Additional Shares.  The exercise price per share of Common Stock covered by the Additional Matching Options shall be equal to the purchase price per share of each such Additional Share.

(d)               Superperformance Options.

(1)           Initial Investment.  Effective as of the closing of the purchase of the Initial Shares pursuant to Section 5(a)(1), the Company shall grant Executive non-qualified stock options under the Stock Incentive Plan to purchase the number of shares of Common Stock equal to (i) the number of Initial Matching Options granted pursuant to Section 5(c)(1) above, divided by (ii) ten (such number, as rounded to the nearest whole number, the “Initial Superperformance Options”).  The exercise price per share of Common Stock covered by the Initial Superperformance Options shall be equal to the Initial Per Share Price.

(2)           Subsequent Purchases.  Effective as of the closing of the purchase of any Additional Shares pursuant to Section 5(a)(2), the Company shall grant Executive non-qualified stock options under the Stock Incentive Plan to purchase the number of shares of Common Stock equal to (i) the number of Additional Matching Options granted pursuant to Section 5(c)(2) above, divided by (ii) ten (such number, as rounded to the nearest whole number, the “Additional Superperformance Options,” and along with the Initial Superperformance Options, the “Superperformance Options”).  The exercise price per share of Common Stock covered by any Additional Superperformance Options shall be equal to the exercise price of the corresponding Additional Matching Options.

(3)           Vesting.  The Superperformance Options will vest either (i) prior to a Public Offering (as defined in the Stock Incentive Plan), if the Fair Market Value of the Common Stock equals $25.00 based on the Board’s most recent valuation, or (ii) following a Public Offering, if the closing price of the Common Stock equals or exceeds $25.00 for 20 consecutive trading days; subject in each case to Executive’s continued employment with the Company from the Effective Date through the vesting date.

(e)               Employee Stock Option Agreement; Plans.  The terms and conditions of the Matching Options and the Superperformance Options (collectively, the “Options”) will be evidenced by the Employee Stock Option Agreements, substantially in the form attached hereto as Exhibit D, to be entered into between Executive and the Company at the time that such Options are granted (the “Employee Stock Option Agreements” and, together with the Employee Stock Subscription Agreement and RSU Agreement, the “Management Equity Agreements”) and will be subject to the terms and provisions of the Stock Incentive Plan and Employee Stock Subscription Agreement.

6.             Severance Benefits.

(a)           In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster without Cause or by Executive for Good Reason, then ServiceMaster, subject to Section 6(i), shall pay to Executive, as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)           Executive’s Base Salary earned through the Date of Termination, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)           (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) the bonus that Executive would have been paid in respect of the fiscal year in which the Date of Termination occurs had his employment not terminated, pro rated for the portion of the fiscal year during which Executive was employed elapsed through the Date of Termination (the “Pro Rata Bonus”); plus

(3)           continued payment of his monthly Base Salary, at the rate in effect immediately prior to the Date of Termination, for 24 months following the Date of Termination; plus

(4)           an amount equal to two times Executive’s average annual bonus paid or payable to Executive with respect to the two fiscal years immediately preceding the Date of Termination (and for this purpose, if Executive has not received an annual bonus for either or both of the fiscal years immediately preceding the Date of Termination, such average shall be calculated by using the target annual bonus for such year or years, as applicable); plus

(5)           reimbursement of Executive’s expenses pursuant to Section 4(g).

(b)           In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Effective Date and ending on or prior to the expiration of the Term by ServiceMaster for Cause or by Executive for any reason other than Good Reason, including by reason of retirement, death or disability, then ServiceMaster shall pay to Executive (or Executive’s executors, legal representatives or administrators in the event of Executive’s death), as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)           Executive’s Base Salary earned through the Date of Termination or date of death, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)           in the event Executive’s employment is terminated by reason of death, disability or retirement, (i) Executive’s annual bonus earned with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) a Pro Rata Bonus; plus

(3)           reimbursement of Executive’s expenses pursuant to Section 4(g).

(c)           Payment.  Subject to Section 14, (i) any amount payable pursuant to Section 6(a)(1) or 6(b)(1) above shall be paid in accordance with the payroll practices of The ServiceMaster Company; (ii) any amount payable pursuant to Section 6(a)(2) or 6(b)(2) shall be paid when annual bonuses for the applicable fiscal years are paid to other executive officers of The ServiceMaster Company, but in no event later than March 15 of the year following the year in respect of which such bonuses were earned; and (iii) any amount payable pursuant to Section 6(a)(3) or 6(a)(4) shall be paid in equal monthly installments during the two-year period following the Date of Termination, except that all installments that would have been paid during the first 45 days following the Date of Termination shall be paid on the 45th day following the Date of Termination.  In addition, if on the Date of Termination Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Date of Termination, shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination or, if earlier, upon Executive’s death, except (i) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)           Continuation of Benefits.  In the event Executive is entitled to the severance benefits under Section 6(a), then for 24 months following the Date of Termination Executive and his dependents shall continue to be eligible to participate in all policies of medical, dental, vision and life insurance with the same level of coverage, upon the same terms and otherwise to the same extent as such policies are offered to executive officers of ServiceMaster and The ServiceMaster Company, and The ServiceMaster Company and Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs are shared by The ServiceMaster

Company and its executive officers.  Executive shall be entitled to continue coverage of Benefits covered by Federal continuation coverage requirements (COBRA) for the full COBRA period.

(e)           Exclusive Severance.  Any amount paid pursuant to Section 6(a) or 6(b) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of ServiceMaster or its affiliated companies.  Notwithstanding the foregoing, in the event that Executive’s employment hereunder is terminated hereunder for any reason, Executive shall be entitled to continuation of Benefits subject to the terms and conditions of such benefit plans or programs for terminated employees.

(f)            Equity-Based Compensation.  Each share of Common Stock and all RSUs and Options held by Executive on the Date of Termination or date of death shall be subject to the terms and conditions of the applicable Management Equity Agreement and the Stock Incentive Plan, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions.

(g)           PSRP.  Executive’s participation, if any, in the PSRP shall end as of the Date of Termination or date of death, if applicable.

(h)           Deferred Compensation Plan.  Executive’s participation, if any, in the ServiceMaster deferred compensation plan shall end as the Date of Termination or date of death, if applicable.  Any compensation previously deferred by Executive (together with any interest and earnings thereon) under the deferred compensation plan or any successor plan shall be paid or distributed in accordance with the terms of the plan and Executive’s elections under the plan.

(i)            Release.  Notwithstanding anything to the contrary in this Section 6, in the event the Company is obligated to make payments pursuant to Sections 6(a)(3), 6(a)(4), and 6(d), it shall be a condition to such payments that, within thirty (30) days following the Date of Termination, Executive enter into a general release of claims waiving any and all claims against the Company, its subsidiaries, their affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners relating to this Agreement and to his employment during the term hereof; provided that Executive shall not be obligated to release (i) Executive’s rights under this Agreement, (ii) claims in respect to equity awards held by Executive, (iii) Executive’s rights to vested benefits under the Company’s employee benefit plans, or (iv) any rights to indemnification or reimbursement from the Company or any of its subsidiaries pursuant to their organizational documents or any applicable D&O insurance policy.

(j)            Notice of Termination.  Each party shall provide the other party with thirty (30) days’ advance written notice of its intention to terminate Executive’s employment for any reason, other than a termination by the Company for Cause or termination by Executive with Good Reason (each of which shall be subject to the time periods set forth in Exhibit A).

(k)           Effect of Non-Renewal of the Term by the Company.  The termination of Executive’s employment by the Executive at the expiration of the Term and following the election by the Company not to renew the Term shall be treated as a termination by the Company without Cause.

7.             Covenants.

(a)           Non-Competition, Non-Solicitation and Confidentiality.  From and after the Effective Date and through and including the date that is two years after the Date of Termination, Executive shall not do any of the following, directly or indirectly, without the prior written consent of the Board:

(1)           directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster, provided that the foregoing shall not prohibit Executive’s passive ownership of less than 1% of any class of voting securities of a publicly held company which would otherwise be prohibited under this Section 7(a)(1); or

(2)           directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment with ServiceMaster or any subsidiary of ServiceMaster for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which Section 7(a)(1) applies, to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster; or

(3)           directly or indirectly engage in any activity which is contrary, inimical or harmful to the interests of ServiceMaster or any subsidiary of ServiceMaster, including but not limited to (i) violations of ServiceMaster policies, (ii) disclosure or misuse of any confidential information or trade secrets of ServiceMaster or a subsidiary of ServiceMaster, (iii) participation in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change in Control and (iv) conduct related to employment for which either criminal or civil penalties may be sought.

(b)           Litigation and Regulatory Cooperation.  During and after Executive’s employment, Executive shall cooperate fully with ServiceMaster in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of ServiceMaster or its affiliates that relate to events or occurrences that transpired while Executive was employed by ServiceMaster.  Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of ServiceMaster at mutually convenient times.  During and after Executive’s employment, Executive also shall cooperate fully with ServiceMaster or its affiliates in connection with any investigation or review of any Federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by ServiceMaster.  ServiceMaster shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7(b).

8.             Reimbursement of Executive Expenses.  The Company shall reimburse the Executive for reasonable legal fees incurred related to this Agreement, up to a maximum of $10,000.  Such reimbursement shall be made within thirty (30) days after the Executive provides an invoice for such services to the Company, but in any event no later than March 15 of the year following the year in which the fees are incurred.

9.             Successors and Assigns.  This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

10.           Notice.  All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, at his address in the records of the Company, and if to ServiceMaster, to ServiceMaster Global Holdings, Inc., c/o The ServiceMaster Company, 860 Ridge Lake Blvd., Memphis, TN 38120, attention Senior Vice President, Human Resources, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

11.           Entire Agreement; Amendments.  Except as otherwise specified herein, this Agreement and the Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

12.           Modification or Waiver.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by Executive or ServiceMaster to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or ServiceMaster may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

13.           Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

14.           Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

15.           Payments by Subsidiaries.  Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

16.           Section 409A.  To the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.  In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “Date of Termination” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.  Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Greer McMullen
Name: Greer McMullen
Title: Vice President

EXECUTIVE

/s/ Harry J. Mullany III
Harry J. Mullany III

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Cause” means:

(1)           a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and which is not remedied within thirty (30) days after receipt of written notice from ServiceMaster specifying such breach; or

(2)           the commission by Executive of a felony or misdemeanor (whether or not a felony) involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive that adversely and significantly affects the business affairs or reputation of ServiceMaster or an affiliated company; or

(3)           any failure by Executive to cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has: (i) had ten (10) days’ written notice setting forth the reasons for ServiceMaster’s intention to terminate for Cause; (ii) had an opportunity to be heard before the Board; and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board (excluding Executive) that Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof.

(b)           “Change in Control” shall have the meaning set forth in the Stock Incentive Plan; provided that in the event such definition shall be modified or revised in the Stock Incentive Plan, then the definition of Change in Control for purposes of this Agreement shall be so modified or revised.

(c)           “Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1)           any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities with ServiceMaster,

(ii) Executive no longer reporting directly to the Board, or (iii) any failure to re-elect Executive to serve as CEO of ServiceMaster; provided, however, that Good Reason shall not occur if the Board elects a non-executive Chairman, so long as Executive remains a member of the Board and continues to report directly to the Board;

(2)           a reduction in Executive’s Base Salary or target annual bonus, each as in effect on the Effective Date or as the same may be increased from time to time thereafter; or

(3)           the failure of ServiceMaster to (i) provide Executive and Executive’s dependents Benefits substantially comparable to the plans, practices, programs and policies of ServiceMaster and its subsidiaries in effect for Executive on the Effective Date, (ii) provide an office, together with secretarial and other assistance, substantially comparable to that provided to Executive by ServiceMaster on the Effective Date, or (iii) provide Executive with four weeks annual paid vacation.

If Executive determines that Good Reason exists, Executive must notify ServiceMaster in writing, within one hundred eighty (180) days following Executive’s knowledge of the first event which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment.  If ServiceMaster remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event.

Exhibit B

Form of Employee Stock Subscription Agreement for Harry J. Mullany III has been filed as Exhibit 10.2 of The ServiceMaster Company’s Current Report on Form 8-K, filed on February 22, 2011, which also includes this Employment Agreement.

Exhibit C

Form of Employee Restricted Stock Unit Agreement for Harry J. Mullany III has been filed as Exhibit 10.3 of The ServiceMaster Company’s Current Report on Form 8-K, filed on February 22, 2011, which also includes this Employment Agreement.

Exhibit D

Forms of the Employee (Superperformance) Option Agreement for Harry J. Mullany III and Employee Stock Option Agreement for Harry J. Mullany III have been filed as Exhibits 10.4 and 10.5, respectively, of The ServiceMaster Company’s Current Report on Form 8-K, filed on February 22, 2011, which also includes this Employment Agreement.